Exhibit 10.25

Schedule of Armstrong Flooring, Inc. Directors and Officers who are counterparties to Indemnification Agreement
Directors

Larry S. McWilliams (Chair)
Michael F. Johnston
Kathleen S. Lane
Jeffrey Liaw
Michael W. Malone
James C. Melville
James J. O’Connor
Jacob H. Welch

Officers

Name	Title
Donald R. Maier	President and Chief Executive Officer; Director
John “Jay” W. Thompson	Senior Vice President and Chief Financial Officer
John C. Bassett	Senior Vice President, Human Resources
Joseph N. Bondi	Senior Vice President and North America Residential
Kimberly Z. Boscan	Vice President, Controller
Charles E. Grogan	Senior Vice President, Operations
Scott W. Hess	Senior Vice President, Chief Information Officer
Christopher S. Parisi	Senior Vice President, General Counsel, Secretary & Chief Compliance Officer
Dominic C. Rice	Senior Vice President and North America Commercial